                                                                   Exhibit 2(b)




         STOCK OPTION AGREEMENT, dated as of March 23, 1995 (this " Agreement"), by and between Cornerstone Financial Corporation, a New Hampshire corporation (the "Company"), and BayBanks, Inc., a Massachusetts corporation ("Parent").

         WHEREAS, the Company and Parent propose to enter into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement") providing for, among other things, the merger of a wholly owned subsidiary of Parent with and into the Company with the Company as the surviving corporation; and

         WHEREAS, as a condition and an inducement to Parent's willingness to enter into the Merger Agreement, Parent has requested that the Company agree, and the Company has agreed, to grant Parent the Option (as defined below);

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, the Company and Parent agree as follows:

         1.      Grant of Option.

                 (a) Subject to the terms and conditions set forth herein, the Company hereby grants to Parent an irrevocable option (the "Option") to acquire up to 295,000 shares (the "Option Shares") of common stock, without par value, of the Company ("Company Common Stock") at an acquisition price of $6.625 per Option Share (the "Purchase Price"); provided, however, that the number of shares of Company Common Stock that may be received upon the exercise of the Option and the Purchase Price are subject to adjustment as herein set forth and in no event shall the number of shares of Company Common Stock for which this Option is exercisable exceed 14% of the issued and outstanding shares of Company Common Stock (without giving effect to any shares of Company Common Stock subject to or issued pursuant to the Option), less the number of shares previously issued pursuant to exercise of the Option.

                 (b) In the event that any additional shares of Company Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to exercise of the Option pursuant to this Agreement or as contemplated by Section 6(a) of this Agreement), including, without limitation, pursuant to Company stock option plans or as a result of the exercise of conversion rights, the number of shares of Company Common Stock subject to the Option shall be increased so that, after such issuance, such number equals 14% of the number of shares of Company Common Stock then issued and outstanding without giving effect to any shares subject to or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Company or Parent to breach any provision of the Merger Agreement.

         2.      Exercise of Option.

                 (a) Parent may exercise the Option, in whole or in part, at any time and from time to time following the occurrence of an Exercise Event (as defined below); provided that, except as otherwise provided in this Section 2(a), the right to exercise the Option pursuant to this Section 2 shall expire and be of no further force and effect upon the occurrence of any of the following (a "Termination Event"): (i) the Effective Time, (ii) 12 months following the first occurrence of an Exercise Event, or (iii) termination of the Merger Agreement prior to the occurrence of an Exercise Event (other than a termination of the Merger Agreement by Parent pursuant to Section 8.1(e) thereof which termination is due to a breach of Section 6.1 or Section 6.5 thereof) or (iv) 12 months after the termination of the Merger Agreement by Parent pursuant to Section 8.1(e) thereof which termination is due to a breach of Section 6.1 or Section 6.5 thereof (provided, however, that if within 12 months after a termination of the Merger Agreement under the circumstances described in this clause (iv) an Exercise Event shall occur, then, notwithstanding anything to the contrary contained herein, this Option shall terminate 12 months after the first occurrence of such Exercise Event); and provided further that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law, including, without limitation, the Bank Holding Company Act of 1956, as amended (the
"BHC Act"). Notwithstanding the expiration of the Option, Parent shall be entitled to acquire those Option Shares with respect to which it has exercised the Option in accordance with the terms hereof prior to the expiration of the Option.

                 (b) An "Exercise Event" shall occur for purposes of this Agreement upon the occurrence of any of the following:

                          (i) any person (other than Parent or any affiliate of Parent) shall have commenced (as such term is defined in Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the " Exchange Act")), or shall have filed a registration statement under the Securities Act of 1933, as amended (the " Securities Act") with respect to, a tender offer or exchange offer to purchase any shares of Company Common Stock such that, upon consummation of such offer, such person would own or control 15% or more of the then outstanding Company Common Stock;

                          (ii) without having received Parent's prior written consent the Company or any Subsidiary, shall have entered into or proposed or announced an agreement, or intention to enter into an agreement, or the Board of Directors of the Company shall have approved or recommended that the shareholders of the Company approve or accept, an agreement with any person (other than Parent or any affiliate of Parent) to (x) effect a merger, consolidation or similar transaction involving the Company or any Subsidiary, (y) sell, lease or otherwise dispose of assets of the Company or any Subsidiary representing 15% or more of the consolidated assets of the Company and the Subsidiaries in a single transaction or series of transactions, or (z) issue, sell, transfer, exchange or otherwise dispose of (including by way of merger, consolidation, share exchange, acceptance of a tender or exchange offer or any similar transaction) securities representing 15% or more of the voting power of the Company or any Subsidiary (any of the foregoing is an "Acquisition Transaction");

                          (iii) any person (other than Parent or any affiliate of Parent) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the then outstanding Company Common Stock; or

                          (iv) the holders of Company Common Stock shall not have approved the Merger Agreement at the Stockholders' Meeting held for the purpose of voting on the Merger Agreement, or such meeting shall not have been held or shall have been cancelled prior to termination of the Merger Agreement, in each case after it shall have been publicly announced that any person (other than Parent or any affiliate of Parent) shall have (x) made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction or (y) filed an application or notice in draft or final form, under the BHC Act or the Change in Bank Control Act of 1978, for approval to engage in an Acquisition Transaction.

As used in this Agreement, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

                 (c) In the event Parent wishes to exercise the Option, it shall send to the Company a written notice (the date of such notice being herein referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to acquire pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 15 business days from the Notice Date for the closing of such acquisition (the "Closing
Date"); provided that, if the closing of the acquisition pursuant to the exercise of the Option (the "Closing") cannot be consummated by reason of any applicable judgment, decree or order, the period of time that otherwise would run pursuant to this sentence shall run instead until the date on which such judgment, decree or order becomes final and nonappealable; and provided further, without limiting the foregoing, that if prior notification to or approval of the FRB or an other regulatory authority is required in connection with such purchase, Parent shall promptly file the required notice or application for approval and shall expeditiously process the same (and the Company shall cooperate with Parent in the filing of any such notice or application and the obtaining of any such approval), and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which, as the case may be, (i) any required notification period has expired or been terminated or (ii) such approval has been obtained, and in either event, any requisite waiting period has passed.

                 (d) Notwithstanding Section 2(c), in no event shall any Closing Date be more than 12 months after the related Notice Date, and if the Closing Date shall not have occurred within 12 months after the related Notice Date due to the failure to obtain any such required approval, the exercise of the Option effected on the Notice Date shall be deemed to have expired.

         3.      Payment and Delivery of Certificates.

                 (a) On each Closing Date, Parent shall pay the Company, in immediately available funds by wire transfer to a bank account designated by the Company, an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on such Closing Date.

                 (b) At each Closing, simultaneously with the delivery of the consideration specified in Section 3(a), the Company shall deliver to Parent a certificate or certificates representing the Option Shares to be acquired at such Closing, which Option Shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever (including any preemptive rights of any stockholder).

                 (c) Certificates evidencing the shares delivered at each Closing pursuant to Section 3(b) shall be endorsed with the restrictive legend set forth below in its entirety:

         "THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO REGISTRATION OF TRANSFER OF SUCH SECURITIES WILL BE MADE ON THE BOOKS OF THE ISSUER UNLESS SUCH TRANSFER IS MADE IN CONNECTION WITH AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT OR SUCH ACT DOES NOT APPLY."

         It is understood and agreed that this legend shall be removed by delivery of substitute certificate(s) without such legend if Parent shall have delivered to the Company a copy of a letter from the staff of the Securities and Exchange Commission, or an opinion of counsel (from counsel reasonably acceptable to the Company) in form and substance reasonably satisfactory to the Company and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

         4.      Representations and Warranties of the Company.   The Company
hereby represents and warrants to Parent as follows:

                 (a) Due Authorization. The Company has all necessary corporate power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company.

                 (b) Authorized Stock. The Company has taken all necessary corporate and other action to authorize and reserve and, subject to obtaining the governmental and other approvals and consents referred to herein, to permit it to issue, and, at all times from the date hereof until the obligation to deliver Company Common Stock upon the exercise of the Option terminates, will have reserved for issuance, upon exercise of the Option, shares of Company Common Stock necessary for Parent to exercise the Option, and the Company will take all necessary corporate action to authorize and reserve for issuance all additional shares of Company Common Stock or other securities which may be issued pursuant to Section 6 upon exercise of the Option. The shares of Company Common Stock to be issued upon due exercise of the Option, including all additional shares of Company Common Stock or other securities which may be issuable pursuant to
Section 6, upon issuance pursuant hereto, shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, including any preemptive rights of any stockholder of the Company.

                 (c) No Conflicts. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or violate any provision of the Articles of Incorporation or By-laws or equivalent organizational document of the Company or any Subsidiary or, subject to obtaining any required approvals or consents, violate, conflict with or result in any breach of any provisions of, constitute a default (or an event which with notice or lapse of time or both would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of the Company or any Subsidiary under any of the terms, conditions or provisions of any note, bond, capital note, debenture, mortgage, indenture, deed of trust, license, lease, agreement, obligation, instrument, permit, concession, franchise, judgment, order, decree, statue, law, ordinance, rule or regulation applicable to the Company or any Subsidiary or their respective properties or assets except as would not, individually or in the aggregate, have a Material Adverse Effect.

         5. Representations and Warranties of Parent. Parent hereby represents and warrants to the Company that:

                 (a) Due Authorization. Parent has all necessary corporate power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly and validly executed and delivered by Parent.

                 (b) No Conflicts. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or violate any provision of the Articles of Organization or By-laws or equivalent organizational document of Parent or any subsidiary of Parent or, subject to obtaining any required approvals or consents, violate, conflict with or result in any breach of any provisions of, constitute a default (or event which with notice or lapse of time or both would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Parent or any of its subsidiaries under any of the terms, conditions or provisions of any note, bond, capital note, debenture, mortgage, indenture, deed of trust, license, lease, agreement, obligation, instrument, permit, concession, franchise, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any subsidiary of Parent or their respective properties or assets except as would not have a material adverse effect on the business, financial condition or results of operations of Parent and its subsidiaries taken as a whole.

                 (c) Purchase Not for Distribution. Any Option Shares or other securities acquired by Parent upon exercise of the Option will not be taken with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

                     6. Adjustment upon Share Issuances, Changes in Capitalization, Etc.

                     (a) In the event of any change in Company Common Stock by reason of a stock dividend, split-up, recapitalization, combination, exchange of shares or similar transaction, the type and number of shares or securities to be delivered by the Company pursuant to the Option shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that Parent shall receive upon exercise of the Option the number and class of shares or other securities or property that Parent would have received if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable.

                     (b) In the event that the Company shall enter into an agreement (i) to consolidate with or merge into any person, other than Parent or one of its affiliates, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Parent or one of its affiliates, to merge into the Company and shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Company Common Stock shall be changed into or exchanged for stock or other securities of the Company or any other person or cash or any other property or the then outstanding shares of Company Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Parent or one of its affiliates, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth in this Agreement, be converted into, or exchanged for, an option to acquire the same consideration received by the holders of Company Common Stock pursuant to such a transaction. The provisions of this Agreement, including Sections 1, 2, 6 and 8, shall apply with appropriate adjustments to any securities for which the Option becomes exercisable pursuant to this Section 6.

         7.      Repurchase at the Option of Parent.

                 (a) At the request of Parent at any time commencing upon the occurrence of the Exercise Event specified in Section 2(b)(ii) or (iii) (a "Repurchase Event") and ending upon the earlier to occur of (x) 12 months immediately thereafter or (y) a Termination Event, the Company (or any successor entity thereof shall repurchase from Parent (I) the Option (unless the Option shall have expired or been terminated in accordance with the terms hereof) and (II) all shares of Company Common Stock purchased by Parent pursuant hereto with respect to which Parent then has beneficial ownership. The date on which Parent exercises its rights under this Section 7 is referred to as the "Request Date". Such repurchase shall be at an aggregate price (the
"Section 7 Repurchase Consideration") equal to the sum of:

                          (i) the aggregate exercise price paid by Parent for any shares of Company Common Stock acquired pursuant to the Option with respect to which Parent then has beneficial ownership;

                          (ii) the excess, if any, of (x) the Applicable Price (as defined below) for each share of Company Common Stock over (y) the Purchase Price (subject to adjustment pursuant to Section 6), multiplied by the number of shares of Company Common Stock with respect to which the Option has not been exercised; and

                          (iii) the excess, if any, of the Applicable Price over the Purchase Price (subject to adjustment pursuant to Section 6) paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable) by Parent for each share of Company Common Stock with respect to which the Option has been exercised and with respect to which Parent then has beneficial ownership, multiplied by the number of such shares.

                 (b) If Parent exercises its rights under this Section 7, the Company shall, within 10 business days after the Request Date, pay the Section 7 Repurchase Consideration to Parent in immediately available funds, and Parent shall surrender to the Company the Option and the certificates evidencing the shares of Company Common Stock purchased thereunder with respect to which Parent then has beneficial ownership; and Parent shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. Notwithstanding the foregoing, to the extent that prior notification to or approval of the FRB or other Governmental Entity is required in connection with the payment of all or any portion of the Section 7 Repurchase Consideration or is not then permissible under Section 293-A:6.40 of the New Hampshire Law, the Company shall deliver from time to time that portion of the Section 7 Repurchase Consideration that it is not then so prohibited from paying and shall promptly file the required notice or application for approval and shall expeditiously process the same (and Parent shall cooperate with the Company in the filing of any such notice or application and the obtaining of any such approval), and the period of time that otherwise would run pursuant to the preceding sentence for the payment of the portion of the Section 7 Repurchase Consideration requiring such notification or approval shall run instead from the date on which, as the case may be, (i) any required notification period has expired or been terminated or (ii) such approval has been obtained and, in either event, any requisite waiting period shall have passed. If the FRB or any other Governmental Entity disapproves of any part of the Company's proposed repurchase pursuant to this
Section 7, the Company shall promptly give notice of such fact to Parent and redeliver to Parent the Option Shares it has acquired from Parent pursuant hereto and is then prohibited from repurchasing, and Parent shall have the right to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date less the number of shares as to which payment has been made pursuant to Section 7(a); provided that if the Option shall have expired prior to the date of such notice or shall be scheduled to expire at any time before the expiration of a period ending on the thirtieth business day after such date, Parent shall nonetheless have the right so to exercise the Option or exercise its rights under Section 8 until the expiration of such period of 30 business days.

                 (c) For purposes of this Agreement, the "Applicable
Price" means the highest of (i) the highest price per share at which a tender or exchange offer has been made for shares of Company Common Stock after the date hereof and on or prior to the Request Date, (ii) the price per share to be paid by any third party for shares of Company Common Stock or the consideration per share to be received by holders of Company Common Stock, in each case pursuant to an agreement for a merger or other business combination transaction with the Company entered into on or prior to the Request Date or
(iii) the highest bid price per share as quoted on the Nasdaq Stock Market (or, if the shares of Company Common Stock are not quoted thereon, on the principal trading market on which such shares are traded as reported by a recognized source) during the 60 business days preceding the Request Date. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by Parent and reasonably acceptable to the Company, which determination shall be conclusive for all purposes of this Agreement.

         8. Registration Rights. The Company shall, if requested by Parent at any time and from time to time within two years of the first Closing Date, as expeditiously as possible prepare and file up to two registration statements under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of Company Common Stock or other securities that have been acquired by or are issuable to Parent upon exercise of the Option by Parent, including a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and the Company shall use all reasonable efforts to qualify such shares or other securities under any applicable state securities laws. Parent agrees to use all reasonable efforts to cause, and to cause any underwriters of any sale or other disposition to cause, any sale or other disposition pursuant to such registration statement to be effected on a widely distributed basis so that upon consummation thereof no purchaser or transferee shall own beneficially 3% or more of the then outstanding voting power of the Company. The Company shall use all reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective for such period not in excess of 120 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The obligations of the Company hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding 90 days in the aggregate for all such periods if the Board of Directors of the Company shall have determined that the filing of such registration statement or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect the Company. Any registration statement prepared and filed under this
Section 8, and any sale covered thereby, shall be at the Company's expense except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Parent's counsel related thereto. Parent shall provide all information reasonably requested by the Company for inclusion in any registration statement to be filed hereunder. If, during the time periods referred to in the first sentence of this Section 8, the Company effects a registration under the Securities Act of Company Common Stock for its own account or for any other stockholders of the Company (other than on Form S-4 or Form S-8, or any successor form), it shall allow Parent the right to participate in such registration, and such participation shall not affect the obligation of the Company to effect two registrations for Parent under this is Section 8; provided that, if the managing underwriters of such offering advise the Company in writing that in their opinion the number of shares of Company Common Stock requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the price, timing or distribution of the Company Common Stock being sold, the Company shall include in such registration first, the shares intended to be included therein by the Company, and second, the number of shares requested to be included therein by Parent which, in the opinion of such managing underwriters, can be sold in such offering without adversely affecting the price, timing or distribution of the Company Common Stock being sold. In connection with any registration pursuant to this Section 8, the Company and Parent shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification and contribution in connection with such registration. In the event of an Acquisition Transaction, proper provision shall be made in the definitive acquisition agreement executed in connection therewith to provide that the acquiring party or successor party thereto shall be bound by the provisions of this Section 8 as if such party was a signatory hereto.

         9. First Refusal. At any time after the first occurrence of an Exercise Event and prior to the later of (a) the expiration of 24 months immediately following the first purchase of shares of Company Common Stock pursuant to the Option and (b) the termination of the Option pursuant to Section 2(a), if Parent shall desire to sell, assign, transfer or otherwise dispose of all or any of the shares of Company Common Stock or other securities acquired by it pursuant to the Option, it shall give the Company written notice of the proposed transaction (an "Offeror's Notice"), identifying the proposed transferee, accompanied by a copy of a binding offer to purchase such shares or other securities signed by such transferee and setting forth the terms of the proposed transaction. An Offeror's Notice shall be deemed an offer by Parent to the Company, which may be accepted within 20 business days of the receipt of such Offeror's Notice, on the same terms and conditions and at the same price at which Parent is proposing to transfer such shares or other securities to such transferee. The purchase of any such shares or other securities by the Company shall be settled within 10 business days of the date of the acceptance of the offer and the purchase price shall be paid to Parent in immediately available funds; provided that, if prior notification to or approval of the FRB or any other regulatory authority is required in connection with such purchase, the Company shall promptly file the required notice or application for approval and shall expeditiously process the same (and Parent shall cooperate with the Company in the filing of any such notice or application and the obtaining of any such approval) and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which, as the case may be, (a) any required notification period has expired or been terminated or (b) such approval has been obtained and, in either event, any requisite waiting period shall have passed. In the event of the failure or refusal of the Company to purchase all the shares or other securities covered by an Offeror's Notice or if the FRB or any other regulatory authority disapproves the Company's proposed purchase of such shares or other securities, Parent may, within 60 days from the date of the Offeror's Notice (subject to any necessary extension for regulatory notification, approval or waiting periods), sell all, but not less than all, of such shares or other securities to the proposed transferee at no less than the price specified and on terms no more favorable than those set forth in the Offeror's Notice. The requirements of this Section 9 shall not apply to (w) any disposition as a result of which the proposed transferee would own beneficially not more than 3% of the outstanding voting power of the Company, (x) any disposition of Company Common Stock or other securities by a person to whom Parent has assigned its rights under the Option with the consent of the Company, (y) any sale by means of a public offering registered under the Securities Act in which steps are taken to reasonably assure that no purchaser will acquire securities representing more than 3% of the outstanding voting power of the Company or (z) any transfer to a wholly owned subsidiary of Parent which agrees in writing to be bound by the terms hereof.

         10. Division of Option. This Agreement and the Option granted hereby are exchangeable, without expense, at the option of Parent upon partial exercise of the Option or partial assignment of the Option, in both instances as provided herein, upon presentation and surrender of this Agreement at the principal office of the Company, for other Agreements providing for Options of different denominations entitling the holder thereof to acquire in the aggregate the same number of shares of Company Common Stock which may be acquired hereunder. The terms "Agreement" and "Option" as used herein include any other Agreements and related Options for which this Agreement and the Option granted hereby may be exchanged.

         11. Miscellaneous.

                 (a) Expenses. Except as otherwise provided in the Merger Agreement, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own counsel.

                 (b) Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

                 (c) Entire Agreement; No Third-Party Beneficiary;
Severability. Except as otherwise set forth in the Merger Agreement, this Agreement (including other documents and instruments referred to herein or therein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or a regulatory agency to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Parent is not permitted to acquire, or the Company is not permitted to repurchase pursuant to Section 7 or Section 9 either or the full number of shares of Company Common Stock provided under the Option, or the Option, it is the express intention of the Company to allow Parent to acquire or to require the Company to repurchase such number of shares and such part of the Option as may be permissible, without any amendment or modification hereof.

                 (d)      Governing Law.   This Agreement shall be governed by
the internal laws of the Commonwealth of Massachusetts without regard its conflicts of law principles.

         (e) Descriptive Headings. The descriptive headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         (f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by overnight courier, cable telegram, telex or facsimile addressed as follows (or at such other address for a party as shall be specified by like notice):

if to Parent:

BayBanks, Inc.
175 Federal Street

Boston, Massachusetts 02110
Facsimile:  (617) 556-6328
Attention:  Michael W. Vasily
            Executive Vice President

with a copy to:

Palmer & Dodge
One Beacon Street
Boston, Massachusetts 02108
Facsimile:  (617) 227-4420
Attention:  Jerry V. Klima, Esquire

if to the Company:

Cornerstone Financial Corporation
15 East Broadway
Derry, New Hampshire 03038
Facsimile:  (603) 437-4336
Attention:  John Terravecchia
            Chairman, President and
            Chief Executive Officer

with a copy to:

Devine, Millimet & Branch, P.A.
111 Amherst Street
Manchester, New Hampshire 03101
Attention:  Paul C. Remus, Esquire
Facsimile:  (603) 669-8547

         (g) Counterparts. This Agreement and any amendments hereto may be executed including by facsimile, in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

                 (h) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that: (i) Parent may assign this Agreement to any subsidiary or affiliate, provided that, notwithstanding any such assignment, Parent shall continue to be liable for the performance of its obligations under this Agreement; and (ii) Parent may assign its rights under Section 8 of this Agreement in connection with the sale of Company Common Stock to any purchaser thereof. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                 (i) Further Assurances. In the event of any exercise of the Option by Parent, the Company and Parent shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

                 (j) Specific Performance. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

                 (k) Certain Definitions. Capitalized terms not defined herein shall have the meanings set forth in the Merger Agreement.

         IN WITNESS WHEREOF, the Company and Parent have caused this Stock Option Agreement to be executed as a sealed instrument by their respective officers thereunto duly authorized, all as of the date first written above.

Attest:                                CORNERSTONE FINANCIAL CORPORATION

/s/ Edward D. Bureau                   By:  /s/ John Terravecchia
- ----------------------------                ------------------------------
    Secretary                                   Name: John Terravecchia
                                                Title: Chairman, President
                                                and Chief Executive Officer

Attest:                                BAYBANKS, INC.

/s/ Jerry V. Klima                     By:  /s/ Michael W. Vasily
- ----------------------------                ------------------------------
    Assistant Clerk                            Name: Michael W. Vasily
                                               Title: Executive Vice President